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                                                             EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (the "Agreement") is made as of June 13, 1997, by and among Nematron Corporation, a Michigan corporation ("Nematron"), Imagination Systems, Inc., a Michigan corporation ("ISI"), Virtual-Time Software, Inc., a California corporation ("VTS"), and Michael Shapiro, Milton Liebhaber, Leonard Shustek, J. Glen Stancil and Lawrence Blackwell (collectively, the "Shareholders"). Nematron, ISI, VTS and the Shareholders may be referred to individually as a "Party" or collectively as the "Parties".

                                  WITNESSETH

        WHEREAS, ISI, a wholly owned subsidiary of Nematron, VTS and Nematron desire that VTS merge with and into ISI (the "Merger"), with ISI being the surviving corporation of the Merger;

        WHEREAS, the Shareholders own approximately 67% of the outstanding shares of VTS Common Stock; and

        WHEREAS, the Merger is intended to constitute a tax-free reorganization as described in Section 368(a) of the Code.

        NOW, THEREFORE, subject to the terms and conditions of this Agreement and the Certificate of Merger to be filed in the States of Michigan and California in order to effectuate the Merger, and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms will have the following meanings:

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

    "Balance Sheet" has the meaning set forth in Section 4.1(h).

    "CGCL" means the California General Corporation Law.

    "Certificate" has the meaning set forth in Section 3.1(a).

    "Certificate of Merger" means the Certificate of Merger to be filed with the Michigan Department of Consumer and Industry Services and the California Secretary of State setting forth the terms of the Merger.

    "Closing" has the meaning set forth in Section 8.1.

    "Closing Date" has the meaning set forth in Section 8.1.



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        "Code" means the Internal Revenue Code of 1986, as amended.

        "Constituent Corporations" has the meaning set forth in Section 2.1(b).

        "Dissenters' Shares" has the meaning set forth in Section 3.1(f).

        "Effective Time" has the meaning set forth in Section 2.2(a).

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, including medical, dental, disability and other welfare benefits plan, and material fringe benefit plan or program, (e) employee, severance and termination agreements and arrangements, and (f) all plans, programs and arrangements with respect to stock options, restricted stock, phantom stock and other stock-based or stock-related compensation.

        "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

        "Employment and Noncompetition Agreement" means the employment and noncompetition agreement between ISI and Michael Shapiro in the form attached hereto as Exhibit 8.2(a)(iv).

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974 (including any amendments thereof, and the regulations and published interpretations thereunder).

        "Escrow Agreement" means an agreement in the form attached as Exhibit 8.2(b)(ix) to this Agreement.




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        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Financial Statements" has the meaning set forth in Section 4.1(f).

        "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

        "Intellectual Property Rights" means all of the right, title and interest of VTS in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

        "Investment Representation Letter" means a letter in the form attached as Exhibit 8.2(b)(viii).

        "ISI" has the meaning set forth in the preamble to this Agreement.

        "ISI Common Stock" means the common stock, no par value, of ISI.

        "ISI Shares" means any shares of ISI Common Stock.

        "Knowledge" means present actual knowledge, without independent investigation.

        "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "MBCA" means the Michigan Business Corporation Act.

        "Merger" has the meaning set forth in the first recital to this Agreement.
        "Merger Consideration" has the meaning set forth in Section 3.1(a).



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        "Most Recent Financial Statements" has the meaning set forth in Section
   4.1(f).

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "Nematron" has the meaning set forth in the preamble to this Agreement.

        "Nematron Common Stock" means the common stock, no par value, of Nematron.

        "Nematron Share" means any share of Nematron Common Stock.

        "Ordinary Course of Business" means the ordinary course of business consistent with current and past custom and practice (including with respect to quantity and frequency).

        "Party" and "Parties" have the meaning set forth in the preamble of this Agreement.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Related Agreements" means any agreements being delivered in connection with or ancillary to this Agreement.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Shareholders" has the meaning set forth in the preamble to this Agreement.

        "Surviving Corporation" has the meaning set forth in Section 2.1(a).

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.



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        "VTS" has the meaning set forth in the Preamble to this Agreement.

        "VTS Common Stock" means the common stock, no par value, of VTS.

        "VTS Share" means any share of VTS Common Stock.


   2.   MERGER.

        2.1 The Merger.

            (a) Subject to the terms and conditions of this Agreement, the Certificate of Merger, the MBCA and the CGCL, at the Effective Time (as defined in Section 2.2(a) below) (i) VTS will be merged with and into ISI and (ii) the separate existence of VTS will cease and ISI will continue as the "Surviving Corporation".

            (b) At the Effective Time (i) the Surviving Corporation will continue its corporate existence under the laws of the State of Michigan and will possess all of the rights, privileges, immunities, powers, franchises and purposes of VTS and ISI immediately prior to the Merger (VTS and ISI will be referred to in this Agreement as the "Constituent Corporations"), (ii) all property of the Constituent Corporations will be the property of the Surviving Corporation and (iii) the Surviving Corporation will, by operation of law, Assume all of the liabilities and obligations of the Constituent Corporations.

            (c) The Articles of Incorporation of ISI in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger. The Bylaws of ISI will remain the Bylaws of the Surviving Corporation.

            (d) The existing directors and officers of ISI in office immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified.

        2.2 Effectiveness of the Merger.

            (a) The Certificate of Merger will be filed with the Michigan Department of Consumer and Industry Services and the Secretary of State of the State of California on the day of the Closing or as soon thereafter as is practicable. The Merger will become effective at the time at which the Certificate of Merger is filed with the Michigan Department of Consumer and Industry Services (the "Effective Time").

            (b) If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any further deeds, assignments or other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by

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   reason or as a result of, the Merger, the Constituent Corporations and the officers and directors, on behalf of the Constituent Corporations, to the extent permitted by law, will execute and deliver all such deeds and assignments and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such actions.


   3.   MERGER CONSIDERATION.

        3.1 Merger Consideration and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

             (a) Each VTS Share issued and outstanding at the Effective Time, other than Dissenters' Shares (as defined in Section 3.1(f)), shall be converted into the right to receive Nematron Shares and cash in accordance with Section 3.1(d) (the "Merger Consideration"), determined as follows: the number of Nematron Shares into which each VTS Share shall be converted shall be determined by dividing 67,300 by the total number of VTS Shares outstanding at the Effective Time and the amount of cash into which each VTS Share shall be converted shall be determined by dividing $50,000 by the total number of VTS Shares outstanding at the Effective Time. At the Effective Time, each VTS Share shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of a stock certificate (a "Certificate") formerly representing VTS Shares shall cease to have any rights with respect thereto except the right to receive, without interest, the Merger Consideration upon the surrender of such Certificate in accordance with Section 3.1(d).

             (b) Each VTS Share issued and held by VTS immediately prior to the Effective Time, if any, shall cease to be outstanding, shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

             (c) The shares of ISI Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. Outstanding certificates representing ISI Shares will continue to represent the number of shares of common stock of the Surviving Corporation following the Effective Time and need not be exchanged for new certificates of the Surviving Corporation by any holders thereof.

             (d) Following the Effective Time, each holder of a Certificate or Certificates surrendering such Certificate or Certificates to Nematron shall be entitled to receive in exchange therefor the Merger Consideration. Nematron shall mark all Certificates delivered by holders pursuant to this
   Section as canceled.   If a Certificate is lost or destroyed, the registered
   owner thereof shall be entitled to receive the Merger Consideration to which such registered owner would otherwise be entitled on the surrender of such Certificate by presenting an affidavit to


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   Nematron attesting to the loss or destruction of such Certificate.  Nematron may require such registered owner, as a condition precedent to receiving the Merger Consideration, to furnish Nematron with a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as Nematron may direct or approve. No certificates or scrip representing a fraction of a Nematron Share shall be issued upon the surrender of Certificates for exchange pursuant to this Section. In lieu of any such fractional shares, the number of Nematron Shares to be received by a holder of VTS Shares (computed based upon the aggregate number of VTS Shares owned by such holder) shall be rounded to the nearest full Nematron Share.

              (e) Certificates representing Nematron Shares issued in the Merger will bear the following legend:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE SAME ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND APPLICABLE STATE SECURITIES LAWS OR THE COMPANY RECEIVES AN OPINION OF COUNSEL THAT REGISTRATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED FOR SALE OR TRANSFER. TRANSFER OF THESE SECURITIES IS ALSO SUBJECT TO A LETTER AGREEMENT DATED JUNE __, 1997, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF NEMATRON CORPORATION.

              (f) Notwithstanding anything in this Agreement to the contrary, the VTS Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who do not vote in favor of the approval and adoption of this Agreement and who comply with all of the relevant provisions of Sections 1300 through 1312 of the CGCL (the "Dissenters' Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. Dissenters' Shares shall, from and after the Effective Time, no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Dissenters' Shares shall thereafter cease to have any rights with respect to such Shares except the right, if any, to receive payment pursuant to the relevant provisions of Sections 1300 through 1312 of the CGCL. If any holder of VTS Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the VTS Shares held thereby shall thereupon be treated as though converted into the Merger Consideration pursuant to Section 3.1(a), such shares shall be deemed not to be Dissenters' Shares and the holder of such shares shall execute and deliver an Investment Representation Letter to Nematron. Any Merger Consideration otherwise to have been paid to holders of Dissenters' Shares shall be retained by Nematron.

              (g) No transfers of the VTS Shares shall be made on the stock transfer books of VTS at or after the Effective Time.


   4. REPRESENTATIONS AND WARRANTIES.


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        4.1  Representations and Warranties of VTS and the Shareholders.  VTS
   and the Shareholders, jointly and severally, represent and warrant to Nematron and ISI as follows:

             (a) Authorization of Transaction. VTS has full corporate power and authority to execute and deliver this Agreement and each Related Agreement being executed and delivered by VTS and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.
   This Agreement and each Related Agreement to which VTS is a party constitutes the valid and legally binding obligation of VTS enforceable in accordance with its terms and conditions (subject as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). This Agreement and each Related Agreement to which any Shareholder is a party constitutes the valid and legally binding obligation of such Shareholder enforceable in accordance with its terms and conditions (subject as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). Except for the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services and the Secretary of State of California and as set forth on Schedule 4.1(a), VTS is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

             (b) Organization, Qualification, and Corporate Power. (i) VTS is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. VTS is duly authorized to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to be so authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a material adverse effect on VTS. Such jurisdictions are listed on Schedule 4.1(b)(i). VTS has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1(b)(i) lists the directors and officers of VTS. VTS has delivered to Nematron correct and complete copies of the Articles of Incorporation and Bylaws of VTS (as amended to the date hereof). VTS is not in violation of any provision of its Articles of Incorporation or Bylaws.

                 (ii) VTS does not own and has never owned, directly or indirectly, a 50% or greater interest in the outstanding voting securities of any corporation or other entity.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which VTS is subject or any provision of the Articles of Incorporation or Bylaws of VTS, or (ii) except as set forth in Schedule 4.1(c), conflict with, result in a breach of, constitute a default under, result in the


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   acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which VTS is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon any of VTS's assets.

        (d) Capitalization. The entire authorized capital stock of VTS consists of 10,000,000 shares of VTS Common Stock of which 6,188,000 shares are issued and outstanding. Each of the holders of VTS Shares owns the VTS Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws). All of the issued and outstanding VTS Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders and in the amounts listed in Schedule 4.1(d) to this Agreement. VTS has no outstanding subscriptions, warrants, options or other agreements or commitments obligating it to issue any additional shares. VTS holds in treasury none of its own authorized shares.

        (e) Equity Interests. VTS does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

        (f) Financial Statements. VTS has previously delivered to Nematron the following financial statements (collectively the "Financial Statements"):
   (i) an unaudited balance sheet and related statements of operations and retained earnings, and schedules of general and administrative expenses as of and for the fiscal year ended December 31, 1996 for VTS, and (ii) an unaudited balance sheet and statements of operations as of March 31, 1997 and for the three months then ended (such unaudited balance sheet and statements of operations are the "Most Recent Financial Statements") for VTS prepared on a basis consistent with the preparation of such December 31, 1996 statements. The Financial Statements have been prepared in accordance with GAAP (except for the lack of footnotes and other presentation items) and present fairly the financial condition of VTS as of such dates and the results of operations of VTS for such periods. The Financial Statements are correct and complete, to the extent required by GAAP, and are consistent with the books and records of VTS (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

        (g) Subsequent Events. Except as set forth in Schedule 4.1(g), since March 31, 1997, VTS has not:

            (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; otherwise amended its Articles of Incorporation or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

            (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business or in


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   connection with the execution and performance of this Agreement; issued any notes or other corporate debt securities; or, to its Knowledge, waived any of its rights;

            (iii) mortgaged, pledged or subjected to any lien any asset or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

            (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

            (v) entered into any material transaction other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby;

            (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance); or

            (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of VTS.

        (h) Undisclosed Liabilities. VTS does not have any Liability, except for (i) Liabilities set forth on the balance sheet of VTS as of March 31, 1997 (the "Balance Sheet") and (ii) Liabilities which have arisen after March 31, 1997 in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the Articles of Incorporation or bylaws of VTS providing for indemnification of directors, officers or employees).

        (i) Legal Compliance; Licenses and Authorizations.

            (i) VTS has complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and, to the Knowledge of VTS, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

            (ii) VTS holds all licenses and other permits and authorizations necessary for the operation of the business of VTS as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired



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   license terms, unimpaired by any acts or omissions of VTS, except for such licenses, permits and authorizations with respect to which the failure of VTS to hold such licenses, permits and authorizations would not have a material adverse effect on VTS. There is not now pending or, to the Knowledge of VTS and the Shareholders, threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

        (j) Tax Returns and Taxes. Except as set forth on Schedule 4.1(j), (i) VTS has filed all federal, state, local and other Tax returns and reports which are required to be filed; (ii) VTS has paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns; (iii) VTS has not received any notice of assessment of additional Taxes or has executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; (iv) there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of VTS, threatened against VTS; (v) VTS is current in the payment of all withholding and other employee taxes which are due and payable; (vi) there are no Tax liens on any of the assets or properties of VTS; (vii) the accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of VTS for all periods ending on or before the date of such statement; (viii) all Taxes for periods beginning after the date of such statement up to the Closing have been paid or are adequately reserved against on the books of VTS; (ix) VTS has not been audited by the Internal Revenue Service, has not received any notice of an audit and has not been threatened with an audit.

        (k) Real Property. VTS does not own, or have the obligation to purchase, any real property. VTS is not a party to any lease of real property other than as set forth on Schedule 4.1(k). VTS is not under any obligation to become a party to any lease of real property.

        (l) Intellectual Property. VTS does not hold, own or use any domestic or foreign (A) patents and registered trademarks, tradenames and service marks, or (B) patent, trademark, tradename and service mark applications filed in connection with the business of VTS ((A) and (B) collectively referred to herein as the "Issued Rights and Applications"). Set forth on
   Schedule 4.1(l) is a correct and complete list of all license and other agreements allowing VTS to use intellectual property rights of third parties in the United States or foreign countries entered into by VTS or affecting the business of VTS (the "License Agreements") and a complete list of the products of VTS currently existing or under development. Except as set forth on Schedule 4.1(l), (y) VTS has and owns all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) which are required or necessary for VTS to conduct its business in the normal course in accordance with past practice, free and clear of any claims, liens, licenses or encumbrances and (z) no person or entity has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. VTS has no Knowledge of and has not received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and VTS has not taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights.
   There have been no claims and, to the Knowledge of VTS and the Shareholders, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual

   Property Rights which are material to the conduct of VTS's business. The manufacture, sale or use of any products now or heretofore manufactured or sold by VTS did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others. Each of the License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any License Agreement. VTS' RT-Win software is a tool designed to allow VxWorks and Windows (3.1x or 95) to run concurrently on a single properly configured personal computer, providing a way to develop real-time applications that look and feel like Windows. The RT-Win software includes components for both the Windows and VxWorks environments. VTS' RT-Win software performs substantially the tasks for which it has been designed and has no more defects or bugs than would be reasonably expected by the industry for software at a similar stage of development. Such software continues to be developed and enhanced by VTS and no representation is hereby made that such software, in its present state, is suitable for all markets intended to be targeted by Nematron.

        (m) Tangible Assets. VTS owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.1(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

        (n) Contracts. Except as set forth on Schedule 4.1(n), VTS is not a party to any outstanding:

            (i) written contract (or collective bargaining agreement) with any labor union or representative of employees;

            (ii) written or oral commitment, contract, or agreement involving an obligation or liability on the part of VTS of more than $10,000 (excluding orders for the purchase of standard products from VTS accepted in the Ordinary Course of Business and providing for prevailing prices and customary conditions of sale);

            (iii) written or oral lease of real property or personal property;

            (iv) written or oral agreement, contract or commitment containing any covenant limiting the freedom of VTS to engage in any line of business or compete with any person or entity;

            (v) written or oral employment, consulting, sales representative, agency or distributor agreement that is not cancelable by VTS pursuant to its stated terms on notice of not longer than three months and without liability, penalty or premium;

            (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

               (vii) written or oral agreement or contract relating to any indebtedness or the mortgaging, pledging or the placing of a lien on any of the properties or assets of VTS which is not reflected in the Financial Statements;

               (viii) guaranty of any obligation;

               (ix)   loans to or from officers, directors or affiliates;

               (x) any agreement with any shareholder of VTS or any of its affiliates; or

               (xi) any other written or oral agreement which is material to the operations or business prospects of VTS.

VTS has delivered to Nematron a correct and complete copy of each written agreement listed in Schedule 4.1(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in
Schedule 4.1(n). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and the Related Agreements; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. Except as set forth in Schedule 4.1(n), no contract or agreement described in Schedule 4.1(n) requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (o) Notes and Accounts Receivable.   All notes and accounts receivable
of VTS are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of VTS.

          (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of VTS.

          (q) Insurance. Set forth on Schedule 4.1(q) is a complete and correct list of all policies of insurance of VTS, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

          (r) Litigation. None of VTS or, to the Knowledge of VTS, any director, officer, employee or agent of VTS, is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of VTS, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director, officer, or employee of VTS has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against VTS.

          (s) Employees. No employee has notified VTS of any plans to terminate employment with VTS. VTS neither is nor has been a party to or bound by any labor or collective bargaining agreement.

          (t) Employee Benefits.

               (i) Schedule 4.1(t) to this Agreement lists each Employee Benefit Plan that VTS maintains or to which it contributes.

                    (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                    (B) All applicable disclosure and filing requirements have been timely satisfied in all material respects with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (C) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) With respect to each such Employee Benefit Plan, VTS has delivered to Nematron correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

               (ii) VTS does not contribute to, has never contributed to, nor has ever been required to contribute to any Multiemployer Plan, and has no Liability (including withdrawal Liability) under any Multiemployer Plan.

               (iii) VTS does not maintain, has never maintained, does not contribute, has never contributed, nor has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

               (iv) There is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of VTS, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

               (v) Except as disclosed in Schedule 4.1(t), with respect to each Employee Pension Benefit Plan:

                    (A) each such plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Nematron) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                    (B) no event has occurred and no condition exists relating to any such plan that would subject VTS, Nematron or ISI to any tax under Code Sections 4972 or 4979, or to any Liability under ERISA Section 502; and

                    (C) neither any such plan nor any other person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code
Section 4975) with respect to such Plan, for which no individual or class exemption exists.

          (u)  Inventories.

               (i) All inventory of VTS, including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the Balance Sheet: (A) was acquired and has been maintained in the Ordinary Course of Business; (B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off. (ii) VTS is not under any Liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the Balance Sheet and on VTS's records and books of account at the lower of cost (determined on a first in, first out basis) or market value on a basis consistent with that reflected in the Financial Statements. (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value. (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

          (v) Insider Interests. Except as set forth on Schedule 4.1(v), (i) no officer or director of VTS, nor any shareholder of VTS, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of VTS, and (ii) no such person has any business relationship with VTS, except as an officer, employee, director or shareholder thereof.

          (w) Payments. VTS has not directly or indirectly, nor has any agent, representative or employee of any of them, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of VTS and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. VTS has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and VTS has at all times done business in an open and ethical manner.

          (x) Brokers' Fees. VTS has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (y) Disclosure.  The representations and warranties contained in this
Section 4.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.1 not misleading in light of the circumstances under which they were made.

     4.2 Representations and Warranties of Nematron and ISI. Nematron represents on behalf of itself and ISI as follows:

          (a) Authorization of Transaction. Nematron and ISI each has full corporate power and authority to execute and deliver this Agreement and each Related Agreement being executed and delivered by Nematron or ISI, and to consummate the transactions contemplated hereby and thereby and perform their respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Nematron and ISI each enforceable in accordance with its terms and conditions (subject as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

          (b) Organization and Qualification. Nematron and ISI each is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Each of Nematron and ISI is duly authorized to conduct its business and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on the business of Nematron or ISI.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nematron or ISI is subject or any provision of its articles of incorporation or bylaws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Nematron or ISI is a party or by which either is bound or to which any of their assets is subject.

          (d) Nematron SEC Documents. Nematron has delivered to VTS true and complete copies of its Form 10-KSB, as amended, for the year ended September 30, 1996 and all other documents that Nematron has filed with the SEC since September 30, 1996 pursuant to the Exchange Act (the "Nematron SEC Documents"). Such reports are complete and correct in all material respects.

          (e) Merger Consideration. The shares of Nematron Common Stock to be issued and delivered pursuant to this Agreement and the Merger are duly authorized and, when issued and delivered as contemplated herein, will be duly and validly issued, fully paid and non-assessable.

          (f) Brokers' Fees. Nematron has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (g) Events Subsequent to March 31, 1997. Except as set forth in the Nematron SEC Documents, or as otherwise contemplated by this Agreement, since March 31, 1997, Nematron has not:

               (i) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business or in connection with the execution and performance of this Agreement;

                    (ii) entered into any material transaction other than in the ordinary course of its business, except in connection with the execution and performance of this Agreement;

                    (iii) entered into any agreement or arrangement that will need to be filed as an exhibit to a report to be filed pursuant to the Exchange Act in accordance with the requirements of Regulation S-B promulgated under the Securities Act or amended its Articles of Incorporation or Bylaws;

                    (iv) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of Nematron, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator, which, with respect to (A) or (B), would be required to be disclosed in a report filed by Nematron under the Exchange Act;

               (v) suffered any damage, destruction or loss to any of the properties or assets (whether or not covered by insurance) which in the aggregate are reasonably likely to have a material adverse effect on Nematron's business or financial condition; or

               (vi) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on Nematron's business or financial condition.

          (h)  Representations Relating to Tax-Free Reorganization.

               (i) Prior to the Merger, all of the shares of capital stock of ISI are owned beneficially and of record by Nematron.

               (ii) Nematron has no current plan or intention to (A) reacquire any of the Nematron Shares issued as part of the Merger Consideration; (B) liquidate ISI; (C) merge ISI with or into another corporation; (D) sell or otherwise dispose of the stock of ISI currently owned by Nematron; (E) cause ISI to sell or otherwise dispose of any of ISI's assets following the Merger except in the ordinary course of business; or (F) cause ISI to issue any additional stock or securities.

               (iii) Nematron has never owned any of the capital stock of VTS.

               (iv) Neither Nematron nor ISI is an investment company subject to regulation under the Investment Company Act of 1940.

          (i) Disclosure.  The representations and warranties contained in this
Section 4.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.2 not misleading.


5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     5.2 Shareholders' Approval. As soon as practicable following the date hereof (and in no event more than 10 days after the date hereof), VTS, acting through its Board of Directors, shall in accordance with its Articles of Incorporation and Bylaws and applicable law duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, or obtain the consent of its shareholders in lieu of such a meeting, and, subject to its board of directors' fiduciary duties under applicable law (as determined following consultation with counsel), include in any materials distributed to holders of VTS Shares entitled to vote at such meeting or to give such consent the recommendation of its board of directors that shareholders of VTS vote in favor of, or give their consent to, and adopting this Agreement and the transactions contemplated hereby and use its best efforts to solicit votes or consents in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. The Shareholders shall vote, or give consent with respect to, all of the shares owned by them in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     5.3 Notices and Consents. Nematron, ISI and VTS will give any notices to third parties, and use their best efforts to obtain any third-party authorizations, consents, or approvals required in order to consummate the transactions contemplated by this Agreement.

     5.4 Operation of Business. From the date of this Agreement until the Effective Time, VTS will operate its business in the Ordinary Course of Business. VTS will use its best efforts to preserve intact the present business organization of VTS, maintain in effect all material licenses, permits and approvals of governmental authorities necessary for the conduct of its present business and maintain its present operations, physical facilities, working conditions and relationships with lessors, suppliers, customers, clients and employees. VTS will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Nematron and ISI. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, VTS will not, without the prior written consent of Nematron:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) pay or declare any cash dividend, or other dividend or distribution with respect to its capital stock;

          (c) issue, transfer, sell or deliver, or commit to issue, transfer, sell or deliver, any shares of its capital stock (or any options, warrants or any rights thereto including, without limitation, any securities convertible into or exchangeable, with or without additional consideration, for such capital stock);

          (d) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification or distribution of stock dividends;

          (e) purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable for such stock, with or without additional consideration;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof, or make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

          (g) incur additional indebtedness for borrowed money in excess of $10,000 in the aggregate;

          (h) adopt or materially modify any bonus, pension, profit-sharing or other compensation plan or enter into any contract of employment with any employee which is not terminable at will without cost or other liability;

          (i) adopt, enter into or amend in any material respect any collective bargaining, employment, severance or termination agreement or arrangement with any person or make any change in its key management structure, including, but not limited to, the hiring of additional employees or the termination of existing employees;

          (j) discharge or satisfy any lien or encumbrance or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except current liabilities incurred in the Ordinary Course of Business;

          (k) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance any of its assets or property;

          (l) transfer or lease any of its assets or property except in the Ordinary Course of Business;

          (m) cancel or compromise any debt or claim other than in the Ordinary Course of Business in an aggregate amount in excess of $10,000;

          (n) waive or release any rights, or settle any claim, in an aggregate amount which is in excess of $10,000;

          (o) transfer or grant any rights under any leases, licenses or other agreements, other than in the Ordinary Course of Business;

          (p) make or grant any general or individual wage or salary increase;

          (q) fail to pay or discharge its accounts payable, debts or liabilities when due;

          (r) suffer any material adverse change in its financial condition, properties or business;

          (s) make or enter into any contract, commitment or transaction which involves an expenditure in excess of $10,000, or renew, extend, amend or modify any contract, commitment or transaction involving in excess of $10,000;

          (t) enter into or amend any contract, agreement or other transaction with any officer, director or shareholder of VTS, or any affiliate of such an officer, director or shareholder, on terms that are less favorable than could be obtained from an unrelated third party on an arm's length basis.

     5.5 Full Access to and Provision of Information. VTS will permit Nematron and ISI and their designees to have full and complete access upon reasonable notice and during normal business hours, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to VTS. VTS will deliver to Nematron or ISI such other documentation and information which is reasonably requested. All information so obtained shall be subject to that certain Non-Disclosure Agreement, dated as of May 1, 1997, between Nematron and VTS.

     5.6 Notice of Developments. Upon becoming aware of such facts or circumstances, each Party will give prompt written notice to the other Parties of (a) the occurrence or failure to occur of any event the effect of which is that any representation and warranty made by such Party herein is untrue and (b) the receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. To the extent such facts or circumstances would cause a Schedule to this Agreement to become incorrect or incomplete, such Schedule shall be amended and delivered promptly to the other Parties (and, in any event, prior to the Closing). No disclosure by any Party pursuant to this Section 5.6, however, will be deemed to amend or supplement this Agreement or the Schedules, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless such misrepresentation or breach is waived in accordance with Section 11.10; provided, however, that if the Effective Time occurs notwithstanding such disclosure, the representations and warranties contained in this Agreement shall be deemed amended to include such disclosure and such misrepresentation or breach shall be deemed waived.

     5.7 Exclusivity. VTS and the Shareholders agree not to, and VTS shall use its best efforts to cause its officers, directors, employees, agents and shareholders not to, solicit, encourage or participate, directly or indirectly, in any manner in any discussion with, or furnish or caused to be furnished any information to, any person other than Nematron or ISI in connection with, or negotiate for or otherwise pursue, the sale of VTS Shares or any rights thereto, the sale of all or substantially all of the assets of VTS or any portion of its business, or any business combination or merger of VTS with any other party prior to the termination of this Agreement pursuant to Section 9.1. VTS shall promptly inform Nematron and ISI of any inquiries or proposals with respect to any of the foregoing. In the event that the agreements in this paragraph are violated by VTS, the Shareholders or VTS's officers, directors, employees, agents or shareholders, and VTS does not consummate the Merger, then, in addition to other remedies available to Nematron, Nematron shall be entitled to receive from VTS all costs and out-of-pocket expenses (including reasonable attorneys' fees and expenses related to the Merger and any related financing) which Nematron and ISI may have incurred.

     5.8 WARN Act. VTS agrees that, if requested by Nematron, it shall, on behalf of Nematron and ISI, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any similarly applicable state or local law. No such notices shall be given without the prior approval of Nematron.

     5.9 Press Releases and Public Announcements. Neither VTS nor the Shareholders will issue any press release or make any public announcement relating to the subject matter of this Agreement or any Related Agreement without the prior written approval of Nematron. Prior to the Effective Time, Nematron shall not issue any press release relating to the subject matter of this Agreement or any Related Agreement without prior consultation with and approval of VTS, which approval shall not be unreasonably withheld.


6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Related Agreement, each of the Parties will, to the extent permitted by law, take such further action (including the execution and delivery of such further instruments and documents and obtaining such further consents) as any other Party may request, all at the sole cost and expense of the requesting Party.
VTS acknowledges and agrees that from and after the Closing, Nematron will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data in VTS's possession of any sort relating to VTS.

     6.2 Deposit Nematron Shares in Escrow. Immediately following the Effective Time, each of the Shareholders shall deposit, with the escrow agent named in the Escrow Agreement, Nematron Shares received by him in the Merger in the amount set forth in Schedule 6.2.

7.   CONDITIONS TO OBLIGATIONS TO CLOSE THE MERGER.

     7.1 Conditions to Obligation of Nematron and ISI to Close the Merger. The obligation of Nematron and ISI to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties set forth in Section 4.1 shall be true and correct at and as of the Closing Date.

          (b) VTS and the Shareholders shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

          (c) This Agreement and the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly approved by the holders of the requisite number of the VTS Shares in accordance with applicable law and VTS's Articles of Incorporation and Bylaws.

          (d) There shall be no more than 310,000 Dissenters' Shares for which written demand for payment has been made in accordance with Sections 1300 through 1312 of the CGCL.

          (e) VTS shall have delivered to Nematron or ISI an unaudited balance sheet and related statements of operations for the months subsequent to March 31, 1997 to the Closing Date.

          (f) VTS shall have procured all of the third party consents required in order for it to consummate the transactions contemplated by this Agreement and the Related Agreements.

          (g) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

          (h) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement, (ii) cause any of the transactions as set forth in this Agreement or any Related Agreement to be rescinded following consummation,
(iii) affect adversely the right of VTS to own its assets and to operate its business as it currently operates, or (iv) if determined adversely to VTS or any director, officer, employee or agent of VTS, have a material adverse effect on the business, financial condition or prospects of VTS and no such injunction, judgment, order, decree, ruling, or charge described in (i), (ii), (iii) or (iv) shall be in effect.

          (i) All actions to be taken by VTS and the Shareholders in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to Nematron and its counsel.

          (j) VTS and the Shareholders shall have made, or caused to be made, all of the deliveries required by Section 8.2(b).

          (k) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of VTS.

          (l) Shareholders shall own and shall have owned, beneficially and of record, at least 67% of the issued and outstanding VTS Shares at all times from the record date for determining the VTS Shares entitled to vote or consent to the approval and adoption of this

Agreement and the Merger or the date of this Agreement, whichever is earlier, through the Effective Time.

     7.2 Conditions to Obligation of VTS to Close the Merger. The obligation of VTS to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties set forth in Section 4.2 shall be true and correct at and as of the Closing Date.

          (b) Nematron and ISI shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

          (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge described in
(i) and (ii) shall be in effect.

          (d) Nematron and ISI shall have made all of the deliveries required by
Section 8.2(a).

          (e) The last reported sale price of Nematron Common Stock reported by the Nasdaq National Market on the day prior to the Closing Date shall be $5.00 or more.

          (f) This Agreement and the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly approved by the holders of the requisite number of the VTS Shares in accordance with applicable law and VTS's Articles of Incorporation and Bylaws.

          (g) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

          (h) All actions to be taken by Nematron and ISI in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to VTS and its counsel.

          (i) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of Nematron or its subsidiaries, taken as a whole.

8. CLOSING.

     8.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at such location, on such date and at such time as the Parties mutually agree at the earliest practicable time after the satisfaction or waiver of all conditions to the Merger set forth in Article 7 herein (the "Closing Date").

     8.2 Deliveries at the Closing.

          (a) At the Closing, Nematron or ISI will deliver or cause to be delivered to VTS and the Shareholders the following:

               (i) Certified resolutions of Nematron's Board of Directors and ISI's Board of Directors authorizing the execution and delivery of this Agreement, the Related Agreements to which Nematron or ISI is a party and the consummation of the Merger; (ii) A certificate of Nematron, dated the Closing Date, signed by the President of Nematron, to the effect that the conditions of
Section 7.2 have been fulfilled;

               (iii) The written opinion of Dykema Gossett PLLC, counsel to Nematron and ISI, dated the Closing Date, in the form attached as Exhibit 8.2(a)(iii);

               (iv) The Employment and Noncompetition Agreement executed by Nematron or ISI; and

               (v) The Certificate of Merger executed by ISI.

          (b) At the Closing, VTS and the Shareholders will deliver or cause to be delivered to Nematron and ISI the following:

               (i) A certificate as to the (A) resolutions of VTS's Board of Directors and shareholders authorizing the execution and delivery of this Agreement, the Related Agreements to which VTS or the Shareholders are parties and the consummation of the Merger, (B) the authenticity of the bylaws of VTS, and (C) the incumbency of certain VTS officers;

               (ii) A certificate of VTS, dated the Closing Date, signed by the President of VTS and by the Shareholders, to the effect that the conditions of
Section 7.1 have been fulfilled;

               (iii) The opinion of General Counsel Associates LLP, dated the Closing Date, in the form attached as Exhibit 8.2(b)(iii);

               (iv) A copy of the Articles of Incorporation of VTS (certified by the California Secretary of State) and certificates of good standing from the appropriate governmental officials stating that VTS is in good standing in California and that VTS is in good standing as a foreign corporation in each jurisdiction listed in Schedule 4.1(b)(i);

               (v) The Employment and Noncompetition Agreement executed by Michael Shapiro;

               (vi) The Certificate of Merger executed by VTS;

               (vii) The minute books of VTS;

               (viii) An Investment Representation Letter from each holder of VTS Shares (other than holders of VTS Shares not voted in favor of the Merger and this Agreement and as to which notice has been given by the holders thereof as provided in Section 1301 of the CGCL);

               (ix) the Escrow Agreement executed by the Shareholders; and

               (x) Such other information, documents or instruments from VTS or the Shareholders as Nematron or ISI may reasonably request for the purpose of effectuating the transactions contemplated by the Agreement and the Related Agreements.


9. TERMINATION.

     9.1 Termination. Notwithstanding the adoption of this Agreement by the Board of Directors of Nematron, ISI and VTS and the shareholders of VTS, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time in any of the following ways:

          (a) by the mutual written agreement of the Parties;

          (b) by Nematron or ISI if any of the conditions set forth in Section
7.1 have not been satisfied at Closing and have not been waived by Nematron or ISI;

          (c) by VTS if any of the conditions set forth in Section 7.2 have not been satisfied at Closing and have not been waived by VTS; or

          (d) by VTS or Nematron if the Closing Date does not occur on or before June 30, 1997; provided, that the right to terminate this Agreement under this paragraph (d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the consummation of the Merger to occur on or before such date.

A Party desiring to terminate this Agreement must give written notice of such termination to the other Parties, specifying the paragraph of this Section 9.1 pursuant to which such termination is made and the reason(s) therefor.

     9.2 Effect of Termination. Upon termination of this Agreement (and the Merger) pursuant to Section 9.1 above, this Agreement will become void, each Party will be responsible for its out-of-pocket expenses (including professional fees and expenses) and the right to terminate shall be the sole remedy for any failure of any condition of this Agreement except for a breach of Sections 5.7 or 5.9.


10.  SURVIVAL OF REPRESENTATIONS; REMEDIES.

     10.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate furnished or to be furnished pursuant hereto shall survive the Closing Date for a period of six months following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1(l) shall survive the Closing Date for a period of two years following the Closing Date.

     10.2 Remedies. Following the Closing Date, the remedies provided by the Escrow Agreement shall be the exclusive remedy of Nematron and ISI for any breach of any representation or warranty made by VTS or any Shareholder in this Agreement.


11. MISCELLANEOUS.

     11.1 Complete Agreement; Amendment. This Agreement and the Related Agreements, including the Exhibits, the Schedules and other writings referred to in or delivered pursuant to or simultaneously with this Agreement, contain the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof will have any force and effect unless the same is in writing and validly executed by the Parties hereto.

     11.2 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

          (a) if to Nematron or ISI, to:

              Mr. Frank G. Logan, III, President
              Nematron Corporation
              5840 Interface Drive
              Ann Arbor, Michigan  48103

          with a copy to:

              Mark A. Metz, Esq.

                        Dykema Gossett PLLC
                        400 Renaissance Center
                        Detroit, Michigan  48243

                (b)     If to VTS or Shareholders, to:

                        Michael Shapiro, President
                        Virtual-Time Software, Inc.
                        650 Saratoga Avenue
                        Santa Clara, California 95129

                with a copy to:

                        Riaz A. Karamali, Esq.
                        General Counsel Associates LLP
                        1891 Landings Drive
                        Mountain View, CA 94043

or to such other address as will be furnished in writing by any Party, and any such notice or communication will be deemed to have been given as of the date so mailed. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.3 Expenses. Each Party will be responsible for the payment of the fees and expenses which he or it incurs for counsel, accountants, brokers and otherwise in connection with this Agreement.

     11.4 Assignment. This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by VTS or the Shareholders without the prior written consent of Nematron; and further provided, that Nematron and/or ISI may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to each other or to any direct or indirect wholly owned subsidiary of Nematron.

     11.5 Counterparts. This Agreement may be executed in counterparts, all of which together will be deemed an original of this Agreement.

     11.6 Governing Law. This Agreement will be governed by the laws of the State of Michigan without regard to its rules regarding choice of law.

     11.7 Interpretation. The titles of the Sections have been inserted as a matter of convenience and reference only and will not control or affect the meaning or construction of this Agreement. References to Sections refer to Sections of this Agreement unless otherwise stated. Words such as "herein", "hereof", "hereby" and "hereunder", and words of similar import, unless the context requires otherwise, refer to this Agreement. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     11.8 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References to this Agreement herein shall be construed as references to the Agreement with all Exhibits and Schedules.

     11.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     11.10 Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any waiver of any obligation contained in this Agreement is freely, knowingly and voluntarily given by each Party, without any duress or coercion, after each Party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement. No Party will be deemed to have made any waiver unless it has been made in writing and signed by the Party to be charged with having made such waiver.

     IN WITNESS WHEREOF, the Shareholders and the duly authorized officers of Nematron, ISI and VTS have hereunto set their hands and delivered this Agreement as of the date and year first above written.



NEMATRON CORPORATION                IMAGINATION SYSTEMS, INC.


By:  /s/  Frank G. Logan, III       By:  /s/  Frank G. Logan, III
     ------------------------            ------------------------
      Frank G. Logan, III                 Frank G. Logan, III
Its:  President                     Its:  President


VIRTUAL-TIME SOFTWARE, INC.


By:  /s/  Michael Shapiro
     ------------------------
     Michael Shapiro
Its: President

 /s/ Michael Shapiro
----------------------------
MICHAEL SHAPIRO

STATE OF CALIFORNIA)
COUNTY OF Santa Clara)ss.

     The foregoing was executed and acknowledged before me this 13th day of June, 1997 by Michael Shapiro.

Lizabeth L. Johnson
Notary Public, Santa Clara County, California
My commission expires: July 28, 2000.



/s/  Milton Liebhaber
----------------------------
MILTON LIEBHABER

STATE OF CALIFORNIA)
COUNTY OF Santa Clara)ss.

     The foregoing was executed and acknowledged before me this 13th day of June, 1997 by Milton Liebhaber.

Lizabeth L. Johnson
Notary Public, Santa Clara County, California
My commission expires: July 28, 2000.



/s/  Leonard Shustek
-----------------------------
LEONARD SHUSTEK

STATE OF CALIFORNIA)
COUNTY OF Santa Clara)ss.

     The foregoing was executed and acknowledged before me this 13th day of June, 1997 by Leonard Shustek.

Lizabeth L. Johnson
Notary Public, Santa Clara County, California
My commission expires: July 28, 2000.

/s/ Lawrence Blackwell
--------------------------------
LAWRENCE BLACKWELL

STATE OF CALIFORNIA)
COUNTY OF Santa Clara)ss.

     The foregoing was executed and acknowledged before me this 13th day of June, 1997 by Lawrence Blackwell.

Lizabeth L. Johnson
-------------------
Notary Public, Santa Clara County, California
My commission expires: July 28, 2000.



/s/  J. Glen Stancil
--------------------------------
J. GLEN STANCIL

STATE OF CALIFORNIA)
COUNTY OF Santa Clara)ss.

     The foregoing was executed and acknowledged before me this 13th day of June, 1997 by J. Glen Stancil.

Lizabeth L. Johnson
-------------------
Notary Public, Santa Clara County, California
My commission expires: July 28, 2000.

Schedules to the Agreement:


                 4.1(a)Governmental notices, consents, approvals
                 4.1(b)(i)     List of jurisdictions in which qualified as a
                               foreign corporation and list of officers and
                               directors
                 4.1(c)Noncontravention
                 4.1(d)Shareholders and holdings
                 4.1(g)Subsequent Events
                 4.1(j)        Taxes
                 4.1(k)        Leases
                 4.1(l)        Intellectual property
                 4.1(m)        Exceptions to tangible assets owned
                 4.1(n)Contracts
                 4.1(q)Insurance
                 4.1(t)        Employee benefits
                 4.1(v)Insider interests
                 6.2           Number of Nematron Shares to be Deposited in
                               Escrow

Exhibits to the Agreement:

                 8.2(a)(iii)   Form of Opinion of Dykema Gossett PLLC
                 8.2(a)(iv)    Form of Employment and Noncompetition Agreement
                 8.2(b)(iii)   Form of Opinion of General Counsel Associates LLP
                 8.2(b)(viii)  Form of Investment Representation Letter
                 8.2(b)(ix)    Form of Escrow Agreement